Exhibit 16

March 8, 2024

Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements of Fifth District Savings Bank, included in the prospectus under the heading “Change in Independent Auditor”, contained in the Form S-1 filed on March 8, 2024, and are in agreement with the statements contained therein with respect to our firm.

Sincerely,

LaPorte, A Professional Accounting Corporation